Exhibit 10.20

EMPLOYMENT AGREEMENT

BETWEEN

Party A (Employer)

  Heilongjiang Xinda Enterprise Group Company Limited
                     Address:
                     Legal representative:
                     Responsible person:

AND

Party B (Employee)

                       Name: Junjie Ma
                       Residence:
                       ID Card No.:

Party A and Party B hereby agree to enter into the present contract (this "Contract") in good faith and based on the principle of equality, voluntariness, mutual agreement through negotiation in accordance with the Employment Law of the People's Republic of China, Employment Contract Law of the People's Republic of China and other related laws and regulations and will comply with the terms and conditions set forth hereunder.

1. Type and duration of the contract (all numerals in the capital form)

Article 1 Party A and Party B agree to determine the duration of this Contract by selecting the first form of contract as follows:

(1) Fixed-term contract: This Contract has a duration of FIVE year (SIXTY months) commencing from January 1, 2012 to December 31, 2016, without probation period.

2. Content and place of work

Article 2 Pursuant to the needs of Party A, Party B agrees to perform the work of________________(job description). The job position (or type of the job) may be changed by mutual agreement of the parties hereto.

Article 3 Party B shall meet the requirements of Party A for this position in respect of time, quality and quantity of the work.

Article 4 Party B agrees to work at the place of No. 9 Dalian North Road, Haping Road Centralized Industrial Park, Harbin Development Zone, Heilongjiang Province arranged by Party A. The place of work may be changed by mutual consent pursuant to the needs of Party A.

3. Working hours and holidays

Article 5 The working hours of Party B are based on the system of cumulative working hours (standard working hours, irregular working hours and cumulative working hours).

Article 6 Where Party A extends the working hours of Party B, then Party B shall be given compensatory leave of an equivalent number of hours or overtime wages for the extended hours.

Article 7 Party B shall enjoy nationally designated legal holidays and paid leaves and Party A shall ensure that Party B takes at least one day off work per week.

Article 8 Party A shall, in strict compliance with all applicable national and local laws, rules and regulations relating to labor protection, provide all necessary working conditions and tools for Party B, establish and improve manufacturing processes, formulate standard operating procedures, work requirements as well as a work safety and sanitation system and related standards.

Article 9 Where Party B engages in any occupational-disease-inductive businesses, Party A shall arrange occupational health inspections before Party B takes up the post and at the time when Party B leaves the post according to applicable national regulations and during the term of the contract, provide health inspections for Party B at regular times.

Article 10 Party A is obligated to provide Party B with education and training in respect of professional ethics, vocational skills, work safety and sanitation as well as relevant rules and regulations.

Article 11 Party B shall have the right to refuse to follow Party A's instructions in violation of safety regulations. With respect to any act of Party A and its management staff in disregard of the safety and health of Party B, then Party B shall have the right to criticize, expose and accuse such acts to the competent authority.

5 Remunerations

Article 12 The wages of the employee during the probation period may not be less than the lowest wage level for the same job or less than 80% of the wage agreed upon in Article 13 hereunder. In no event shall the wage be less than the minimum wage in the place where the employer is located.

Article 13 Upon expiry of the probation period for Party B, Party A shall adopt the first form of wages for Party B according to its wage-related regulations as follows:

(1) Remuneration based on working time. The remuneration of Party B consists of: monthly salary and year-end bonus at the rate of RMB 64,000/month and RMB 768,000/year, respectively. New rates of remuneration shall apply in the event of any amendments to Party A's wage system or any change of the job position of Party B.

Article 14 Party A shall pay to Party B a monthly salary in a legal form of currency on the eighteenth day of each month, without deductions or delays for no reasons whatsoever.

Article 15 If Party A arranges Party B to work longer hours, it shall pay the wage which is not less than 150% of the wage of Party B; if Party B is arranged to work on rest days and compensatory leave cannot be arranged, then Party B shall be paid with the wage which is not less than 200% of the wage of Party B; if Party B is arranged to work on legal holidays, Party B shall be paid with the wage which is not less than 300% of the wage of Party B.

Article 16 If Party A undergoes any shutdown, halt of production or close down for not more than one (1) month for reasons that are unrelated to Party B, then Party A shall pay wages to Party B as per the wage standard agreed upon hereunder; if such scenarios persist more than one (1) month and Party A does not arrange any work for Party B, then Party A shall pay Party B living expenses no less than the standard of local unemployment insurance benefits.

Article 17 Where Party A extends the working hours of Party B, then Party B shall be given compensatory leave of an equivalent number of hours or overtime wages for the extended hours.

Article 18 Party B shall enjoy annual leave, home leave, funeral leave, etc. according to the law and Party A shall pay all wages as per applicable national and local regulations or the standards agreed upon hereunder.

6. Social insurance and welfare

Article 19 Party A shall pay for Party B the insurance premium covering retirement, medical, unemployment, work-related injuries, maternity and other social insurance in accordance with applicable national and local laws, regulations and polices relating to social insurance. For the portion of insurance premium payable by an individual, Party A may withhold the amount from Party's salary before such payment. In the event of cancellation or termination of this Contract by the parties thereto, Party A shall handle the transfer of personal files and social insurance for Party B.

Article 20 The medical treatment benefits available to Party B who suffers diseases or non-work-related injuries shall be dealt with according to applicable national and local policies.

Article 21 The treatment of work-related injuries available to Party B shall be dealt with according to applicable national and local policies.

Article 22 [omitted]

Article 23 Party A shall provide Party B with the following welfare benefits: as per the company's rules and regulations.

7. Labor disciplines, rules and regulations

Article 24 Party A shall make public and notify Party B of all rules and regulations formulated by it according to the law.

Article 25 Party B shall strictly abide by the rules and regulations formulated by Party A, complete work tasks, improve professional skills, enforce labor safety and sanitation regulations and comply with labor disciplines and professional ethics.

Article 26 If Party B violates any labor disciplines, Party A may impose relevant administrative resolution, administrative sanction, economic punishment up until termination of the contract.

8. Amendment, termination and renewal of the contract

Article 27 In the event the objective circumstances relied on at the time of the conclusion of the employment contract have materially changed, making performance thereof impossible, both Parties shall negotiate to amend the relevant provisions hereof.

Article 28 The Contract can be rescinded upon mutual agreement between both Parties.

Article 29 Party A may terminate the Contract if Party B (i) failed to satisfy the recruitment requirement of Party A during the probationary period, (ii) seriously violated the Party A's rules and policies, (iii) simultaneously had an employment relationship with another Employer, seriously affecting the completion of his/her work tasks with the Employer, or, after having the same mentioned to him/her by the Employer, he/she refused to rectify the matter; (v)used means such as deceit, or took advantage of the Party A's plight, to cause it to conclude an employment contract or amend the same in a manner contrary to its true intent; (vi) has criminal liability pursued against him/her in accordance with the law.

Article 30 In the following circumstance, Party A may nullify the Contract by sending a 30 days prior written notice or paying one month salary to Party B:

(i)            Party B has fallen ill or has sustained off-duty injury and cannot engage in the original work or cannot or is not willing to engage in any other work assigned by Party A to him upon the conclusion of his medical treatment;
(ii)           Party B has been incapable of doing his job and remains incapable of doing so after receiving training or being transferred to another post, and refused to accept the arrangement;
(iii)           Both parties fail to reach agreement as to the amendment to the Contract according to article 27.

Article 31 If Party A is in a period of statutory reorganization due to its imminent bankruptcy or encounters major difficulties in its operations, it shall inform the trade union or all workers of the situation thirty (30) days in advance, hear the opinions of the trade union or all workers, and report to the labor and social security authority before rescinding the Agreement。

Article 32 Party A shall not nullify this Contract in accordance with article 30 and article 31 in any of the following situations:

(1)           Party B is engaged in operations that would expose him to occupational disease hazards and has not undergone an occupational health check-up before leaving work, or is suspected of having contracted an occupational disease and is being diagnosed or under medical observation;

(2)           Party B suffers from an occupational disease or has sustained work-related injury and has been determined to be disabled;

(3)           Party B suffers from an illness or non-work-related injury and the proscribed time period of medical treatment has not expired;

(4)           Party B, in case of a female employee, is in her pregnancy, confinement or nursing period;

(5)           Party B has been working for the employer for 15 or more consecutive years and is less than 5 years away from the statutory age for his retirement;

(6)           Party B acts as and is performing his duty of collective bargaining representative;

(7)          other circumstances as set forth by laws.

Article 33 In any of the following situations, Party B may terminate this Contract at any time and Party A shall pay the remuneration and social insurance contribution as required by law:

(i)          Party A fails to provide work protection or working conditions in accordance with the employment contract;
(ii)         Party A fails to pay labour compensation on time and in full;
(iii)        Party A fails to pay social insurance premiums for Party B in accordance with the law;
(iv)        the rules of Party A violate laws or regulations, harming the rights and interests of Party B;
(v)         Party A is in any of the circumstances as described in article 26 of the Labor Contract Law of the PRC, which makes the Contract invalid;
(vi)        other circumstances under which Party B can terminate the Contract according to the applicable laws.

Article 34 Party B shall terminate the Contract by sending a 30 days prior written notice to Party A.

Article 35 The Contract shall terminate automatically upon its expiration. The Contract can also be renewed by mutual agreement between both Parties.

Article 36 In the event that both Parties still maintain the employment relationship upon expiration of this Contract, both Parties shall renew the Contract in a timely manner. In the event that both Parties fail to reach agreement upon the term of the renewed Contract, such new or renewed contract shall be valid at least for a period of 60 months as of the date of execution. If Party B satisfies the conditions for an open-ended contract, Party A shall execute such open-ended contract with Party B.

Article 37 The Contract, in case of open-ended contract, shall terminate upon occurrence of any statutory termination conditions or any termination conditions as agreed upon between both Parties.

9. Severance pay and economic compensation

Article 38 In the event that Party A fails to pay remuneration in full in a timely manner or does not pay for overtime work according to any provisions hereunder or national rules and regulations, apart from full payment of remuneration within designated timeframe, Party A shall also pay a compensation more than 50% but less than 100% of the amounts payable. Where the rate of remuneration paid by Party A is less than the local minimum salary, then it shall top up the portion of the amount less than the local minimum salary and further pay a compensation more than 10% but less than 100% of the amounts payable.

Article 39 If Party A terminates this Contract, except to the extent set forth in Article 29 hereunder, Party shall pay Party B severance pay in accordance with Article 47 of the Employment Contract Law of the People's Republic of China.

Article 40 In cases where Party B's termination of this Contract in violation of said regulations or provisions agreed upon hereunder has caused losses to Party A, then Party B shall compensate the losses sustained by Party A as follows:

(a)  the training fee and recruitment costs paid for it by Party A;
(B) direct economic losses in respect of the production, management and business of Party A;
(c)  other costs and expenses subject to compensation as agreed upon hereunder.

10. Liability for breach of contract

Article 41  The liability for any breach of contract by whichever party hereto shall be dealt with according to the Contract Law and relevant rules of the company.

11. Other matters agreed upon by parties hereto
Article 42   _____[none]_________________________________

2. Labor dispute settlement

Once a labor dispute occurs, the parties hereto may apply to the labor dispute mediation committee of the employer for mediation; if it cannot be settled through mediation and a party hereto requests arbitration, then the dispute shall be submitted within sixty (60) days of the date of such dispute to a labor dispute arbitration committee for arbitration. Any party hereto may also directly apply to a labor dispute arbitration committee for arbitration. The party who objects to the ruling of the committee may lodge the case before a people's court.

13. Miscellaneous

Article 43  The following agreement for special purposes and the rules and regulations are provided as the attachments hereto and shall have equal legal effect.

Article 44  The parties hereto may settle through negotiation all matters that are not covered hereunder; matters in disagreement with any future national laws or administrative regulations shall be dealt with in accordance therewith.

Article 45  This Contract is made in two copies, one for each.
Article 46 Party B hereby confirms the following address as the address for service of all document and instruments relating to employment relations. Party B shall notify in writing Party A of any change of the address in a timely manner.